Exhibit (m)(i)

AMENDED AND RESTATED EXHIBIT A

Pursuant to Section 5(b) of the Distribution and Service Plan, Appendix A is hereby replaced with the following list of Funds:

APPENDIX A

1.  Northern Trust Short-Term Tax-Exempt Bond ETF

2.  Northern Trust Intermediate Tax-Exempt Bond ETF

3.  Northern Trust Tax-Exempt Bond ETF

4.  Northern Trust 2030 Inflation-Linked Distributing Ladder ETF

5.  Northern Trust 2035 Inflation-Linked Distributing Ladder ETF

6.  Northern Trust 2045 Inflation-Linked Distributing Ladder ETF

7.  Northern Trust 2055 Inflation-Linked Distributing Ladder ETF

8.  Northern Trust 2030 Tax-Exempt Distributing Ladder ETF

9.  Northern Trust 2035 Tax-Exempt Distributing Ladder ETF

10. Northern Trust 2045 Tax-Exempt Distributing Ladder ETF

11. Northern Trust 2055 Tax-Exempt Distributing Ladder ETF

12. Northern Trust US Equity ETF

February 19, 2026